EXHIBIT 10.3

First Fed Bank

Long-Term Incentive Program

2026 – 2028 LTIP

First Fed Bank Long-Term Incentive Program

This document summarizes the First Fed Long-Term Incentive Program (LTIP). All awards are governed by the terms and conditions of the First Northwest Bancorp 2020 Equity Incentive Plan, the 2026 Equity Incentive Plan (Equity Plans), and the applicable award agreements. In the event of any inconsistency, the formal plan documents, and award agreements control.

Purpose:

The LTIP supports the Company’s pay for performance philosophy and rewards key executives for creating long-term shareholder value. The LTIP is designed to meet the following objectives:

●	Reward sustained performance by recognizing executives for delivering strong long-term results, including stock price performance and key financial measures.

●	Align with shareholder interests by linking a significant portion of compensation to shareholder value creation and long-term performance outcomes.

●	Promote ownership by delivering a meaningful portion of pay in company stock, reinforcing an ownership mindset.

●	Retain key leaders by providing competitive long-term incentives that encourage continued service and long-term commitment.

●	Support sound risk management by aligning rewards with the time horizon of risk and encouraging balanced, sustainable decision-making.

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Maintain market competitiveness by positioning total compensation at competitive levels when performance meets target goals, below market when performance falls short, and above market when performance exceeds expectations.

Participation:

The Compensation Committee and/or Board of Directors select officers to participate each year. Participation does not guarantee future awards.

Award Opportunity:

Participants are granted a long-term incentive opportunity expressed as a percentage of base salary (the “LTI Value”), as determined by the Compensation Committee.

Awards are divided as follows:

●	50% Restricted Stock Awards (RSAs)
●	50% Performance Restricted Stock Awards (PSAs)

The number of shares granted is determined based on the approved LTI Value and the closing market price of the Company’s common stock on the date of grant.

Granted Awards:

Restricted Stock Awards (RSAs) – 50%

RSAs time-vest over three years, one-third per year on the anniversary of the grant date. RSAs awards carry dividend and voting rights at grant.

Performance Restricted Stock Awards (PSAs) – 50%

PSAs are subject to a three-year performance period (Performance Period) beginning on the grant date. Performance is measured at the end of the three-year period, and shares vest based on performance results. PSAs also carry dividend and voting rights at grant.

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Performance Metrics:

The 2026-2028 LTIP is based on relative Return on Average Assets before Extraordinary Items (ROAA) adjusted for relative Total Shareholder Return performance (TSR Modifier).

Measurement for the 2026–2028 PSU is based on 2028 ROAA modified by TSR performance to provide management with flexibility to execute a turnaround plan, recognizing that near-term results may fluctuate. This approach emphasizes achieving a sustainable level of performance aligned with peer institutions by the end of the period. Future long-term incentive plans are expected to incorporate multi-year performance measurement rather than a single-year outcome.

ROAA: For purposes of the LTIP, ROAA is measured for the final year of the three-year performance period (2028).

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Definition of Relative ROAA – Net income available to common shareholders before extraordinary items, divided by average total assets. Relative ROAA compares the Company’s 2028 ROAA to the ROAA of the companies included in the Performance Peer Group and is established at the beginning of the performance period.

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Relative ROAA performance is measured against a defined peer group and ranked by percentile. The resulting ROAA is then compared to the pre-established Threshold, Target, and Stretch performance levels approved by the Compensation Committee to determine the number of PSAs that vest.

●	At the end of the performance period:

—	ROAA is calculated for each company in the peer group for 2028.
—	The companies are ranked from highest to lowest based on ROAA. The top three and top bottom three institutions are excluded.
—	FNWB is then compared to the remaining Performance Peer Group using the Excel percentrank formula.
—	FNWB is then compared to the Performance Peer Group using the Excel percentrank formula.
—	The Company’s percentile ranking determines the payout level.

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Payout is based on the Company’s percentile ranking relative to peers. The percentile ranking is calculated to two (2) decimal places. The resulting percentile ranking is then rounded to the nearest whole percentile using standard rounding conventions (i.e., values of 0.50 and above are rounded up and values below 0.50 are rounded down). The rounded whole percentile is used to determine the applicable payout.

—	Below Threshold → Below 25th percentile → 0% payout
—	Threshold→ 25th percentile → 50% payout
—	Target → 50th percentile (median) → 100% payout
—	Stretch → 75th percentile or above → 150% payout

●	Payout between these levels is determined using straight-line interpolation.

TSR Modifier: PSU payouts are determined based on 2028 ROAA. The resulting payout percentage (the unadjusted ROAA payout) is then subject to a relative TSR Modifier.

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Definition of Relative TSR: Reflects stock price appreciation plus dividends, assuming reinvestment, over the three-year performance period. Relative TSR compares the Company’s three-year TSR to the TSR of the companies included in the Performance Peer Group, which is established at the beginning of the performance period.

The modifier is applied after the 2028 ROAA payout percentage is calculated and adjusts the earned shares accordingly.

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Definition of Relative TSR: Reflects stock price appreciation plus dividends, assuming reinvestment, over the three-year performance period 2026-2028 Relative TSR compares the Company’s three-year TSR to the TSR of the companies included in the Performance Peer Group and is established at the beginning of the performance period.

The modifier is applied after the Diluted EPS CAGR payout percentage is calculated and adjusts the earned shares accordingly.

●	At the end of the performance period:

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TSR is calculated for each company in the Performance Peer Group. TSR equals the percentage increase or decrease in the Company’s stock price over the performance period, determined by dividing (i) the average adjusted closing stock price over the 15 trading days immediately preceding December 31, 2028 by (ii) the average adjusted closing stock price over the 15 trading days immediately preceding January 1, 2026, and subtracting one.

=(AVERAGE(Ending Adjusted Prices) / AVERAGE(Beginning Adjusted Prices)) - 1

—	The companies are ranked from highest to lowest based on TSR. FNWB is then compared to the Performance Peer Group using the Excel percentrank formula.
—	The Company’s percentile ranking determines how the modifier is applied.

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Application of TSR Modifier: Relative TSR percentile ranking is calculated to two (2) decimal places. The resulting percentile ranking is then rounded to the nearest whole percentile using standard rounding conventions (i.e., values of 0.50 and above are rounded up and values below 0.50 are rounded down). The rounded whole percentile is used to determine the applicable payout.

The payout otherwise earned based on achievement of the ROAA performance goal is subject to modification based on the Company’s Relative Total Shareholder Return (“Relative TSR”) percentile ranking within the approved peer group for the performance period, as follows:

—	If the Company’s Relative TSR percentile ranking is at or below the twenty-fourth (24th) percentile, the payout is reduced by 15%.
—	If the Company’s Relative TSR percentile ranking is at or above the seventy-fifth (75th) percentile, the payout is increased by 15%.
—

If the Company’s Relative TSR percentile ranking falls between the 25th percentile and the 74th  percentile, inclusive, no modifier is applied and the payout based on the ROAA performance goal remains unchanged.

The TSR modifier is applied after determination of the payout based on the ROAA performance goal. Payout is capped at 150%.

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Negative TSR Performance: If the Company’s absolute Total Shareholder Return (“TSR”) for the applicable performance period is negative, no positive payout modifier is applied, even if the Company’s Relative TSR percentile ranking is at or above the 75th percentile

Performance Peer Group

The performance peer group is established by the Compensation Committee at the beginning of the performance period and remains fixed for purposes of measuring relative performance.

In selecting the peer group, the Compensation Committee considers banks that generally meet the following criteria:

●	Asset Size: Between 0.5x and 2.0x FNWB’s asset size

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●	Geography: Located in FNWB’s primary and relevant markets, including MN, IA, MO, AR, LA, ND, SD, NE, KS, OK, TX, MT, WY, CO, NM, ID, UT, AZ, NV, WA, OR, and CA

●	Public Listing: Publicly traded banks listed on NASDAQ, NYSE, or NYSE American

The Compensation Committee may exclude any company it determines is not appropriate for inclusion in the peer group.

The following guidelines apply in administering the peer group:

●	Acquisitions: If a peer company is acquired or taken private during the performance period, it will be removed from the peer group as of the date of the transaction.

●	Mergers within the Peer Group: If two peer companies merge, the surviving entity will remain in the peer group.

●	Bank Failures: Companies that fail, enter receivership, or otherwise cease operations will remain in the peer group for performance measurement purposes.

●	Delistings: Companies that are delisted but continue to have publicly available financial information may remain in the peer group, as determined by the Compensation Committee.

●	Data Availability: If a peer company does not have sufficient or reliable data for a given performance measure, it may be excluded from the calculation for that measure.

These provisions are intended to maintain a consistent and objective comparison group while reflecting real market outcomes over the performance period.

Administration

The Compensation Committee administers the program and has authority to select participants, approve performance measures and goals, certify results, and interpret and administer the plan. All awards governed by the terms and conditions of the Equity Plans and individual award agreements.

Termination of Employment

Treatment upon termination is governed by the Equity Plans and award agreements. In general, voluntary resignation or termination for cause results in forfeiture of unvested awards. Retirement, death, or disability may result in prorated or continued vesting, subject to plan terms. Other terminations are determined under the award agreement and Committee discretion.

Change in Control

In the event of a change in control, awards will be treated in accordance with the Equity Plan and award agreements. The Committee may provide for accelerated vesting or adjusted performance measurement as permitted by the Equity Plan.

Dividends

Dividends on unvested awards are accrued but not paid until the underlying shares vest.

Clawback and Risk Oversight

All awards are subject to FNWB’s clawback policy, applicable SEC and exchange requirements, and banking regulatory guidance regarding incentive compensation and risk. Awards may be reduced, canceled, or recovered if required by policy or law.

Section 409A Compliance:

The Company intends that the LTIP and payments hereunder will be exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation

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that the LTIP complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

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Exhibit 1 – LTIP Calculation (2026 – 2028 Performance Period)

Performance Measures – 50%

Assume an executive has a base salary of $320,000 and a 25% LTI opportunity. Fifty percent are awarded as Restricted Stock Awards (RSAs) and 50% as Performance Share Awards (PSAs). The PSAs vest at the end of three years based on 2028 ROAA, subject to a relative TSR modifier.

At Grant
Base Salary	$320,000
LTI (%)	25%
LTI ($)	$80,000
Stock Price	$10
Number of Shares	8,000

RSAs	4,000	Vest pro-rata over three years
PSAs	4,000	Vest at the end of a three-year vesting period

PSAs - Measurement at the End of Year 3

Step 1: 2028 ROAA

	PSA Performance Range
	Threshold	Target	Stretch	Actual	%
Performance Metric	50% Payout	100% Payout	150% Payout	Result	Achievement
2028 ROAA	25th Percentile	50th Percentile	75th Percentile	45th percentile	90%
Unadjusted PSAs Earned	2,800	4,000	4,800		3,600

Step 2: TSR Modifier

	Performance Group - TSR Percentile Rank
	Threshold	Target	Stretch	Unadjusted	Percentile	Adjusted PSAs
Performance Metric	-15%	No Change	+15%	PSAs Earned	Achievement	to Vest
3-Yr Total Shareholder Return	<25th	25th - 74th	75th+	3,600	76th (+15%)	4,140

Award Vesting Schedule

Award Type	1Q2026	1Q2027	1Q2028	1Q2030	Total
RSAs	Grant	1,333	1,333	1,334	4,000
PSAs	Grant			4,140	4,140
Total		1,333	1,333	5,474	8,140

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